EXHIBIT 99.0

For Immediate Release	Contact:	Leigh Manganaro
February 8, 2005		(973) 802-2132

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2004 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $1.674 billion ($3.31 per Common share) for the year ended December 31, 2004, compared to $1.025 billion ($1.98 per Common share) for 2003. After-tax adjusted operating income for the Financial Services Businesses was $1.831 billion ($3.61 per Common share) for 2004, compared to $1.329 billion ($2.53 per Common share) for 2003.

For the fourth quarter of 2004, net income of the Financial Services Businesses amounted to $317 million (64 cents per Common share) compared to $481 million (92 cents per Common share) for the fourth quarter of 2003. After-tax adjusted operating income of the Financial Services Businesses for the fourth quarter of 2004 amounted to $484 million (96 cents per Common share) compared to $331 million (64 cents per Common share) for the fourth quarter of 2003, for a 50% increase per Common share.

Adjusted operating income excludes net realized investment gains/losses and related charges and adjustments, and results from divested businesses. In the second quarter of 2004, we modified our definition of adjusted operating income as a result of the acquisition of the retirement business of CIGNA Corporation. With respect to this business, recorded changes in asset values that will ultimately inure to contractholders are excluded from adjusted operating income. Similarly, recorded changes in contractholder liabilities resulting from changes in related asset values are also excluded from adjusted operating income. The company recently announced its decision to exit from the private client wealth management business in Europe and Asia. The results of this business, formerly included in the International Investments segment, are included in “divested businesses,” for all periods presented. Adjusted operating income also excludes discontinued operations, an extraordinary gain in 2004 on an acquisition, and a charge in the first quarter of 2004 for the cumulative effect of an accounting change, which are presented as separate components of net income under GAAP.

-more-

The company acquired the retirement business of CIGNA Corporation on April 1, 2004 and American Skandia on May 1, 2003. Results of the Financial Services Businesses include the results of these businesses from the dates of acquisition. On July 1, 2003, the company completed the combination of its retail securities brokerage operations with Wachovia. Adjusted operating income of the Financial Services Businesses for the fourth quarter of 2004 includes after-tax transition costs of 3 cents per Common share related to the retirement business acquisition and 9 cents per Common share related to the retail securities brokerage combination. The acquired retirement business contributed 6 cents per Common share to overall adjusted operating income of the Financial Services Businesses for the current quarter, net of estimated financing costs and after absorption of transition costs. Results of the Financial Services Businesses for the fourth quarter of 2004 also benefited from the acquisition, in late February 2004, of majority ownership of Hyundai Investment and Securities Co., Ltd., a Korean asset management firm.

“The actions we’ve taken in our first three years as a public company are evident in our results for the fourth quarter and the year 2004. We have focused our efforts on strengthening our core businesses, reducing our cost structure, and managing capital effectively. Two acquisitions have enhanced our position in the savings and retirement market. The integration of American Skandia into our annuity business is now complete. Integration of the retirement business we acquired from CIGNA in 2004 is on track, and initial results are consistent with our expectations. In addition, the Insurance Division’s protection businesses contributed to our domestic earnings growth in both the fourth quarter and the year, and our results continued to benefit from the strong performance of our international businesses. Prudential Financial’s growth in adjusted operating income for the fourth quarter and the year indicates that we are on track toward our goals for 2005 and thereafter,” said Chairman and CEO Arthur F. Ryan.

“We believe that Prudential Financial will achieve Common Stock earnings per share in the range of $4.20 to $4.40 for the year 2005, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation in the S&P 500 Index of 8 percent for the year,” Ryan said. The 2005 expectation is subject to change if these assumptions are not realized and as discussed under “Forward-Looking Statements” below.

All financial information in this document, including the attached tables, is unaudited.

-more-

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $297 million for the fourth quarter of 2004, an increase of $91 million from $206 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $243 million for the current quarter, compared to $159 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $104 million in the current quarter, a $41 million increase from the year-ago quarter, as current quarter mortality experience was more favorable than that of the year-ago quarter. The segment’s individual annuity business reported adjusted operating income of $139 million in the current quarter, compared to $96 million in the year-ago quarter. Amortization of deferred policy acquisition costs was reduced $44 million in the current quarter to reflect our increased estimate of profitability from variable annuities. Current quarter results benefited from higher asset-based fees and increased net interest spread on general account annuities, but absorbed greater expenses of about $10 million which reflected the substantial completion of the integration of the American Skandia annuity business we acquired in May 2003. Results for the year-ago quarter benefited from a $39 million reduction in amortization of deferred policy acquisition costs to reflect an increased estimate of variable annuity profitability, but this benefit to adjusted operating income was essentially offset

-more-

by a $36 million charge in that quarter to strengthen reserves for our periodic income annuities. Our Group Insurance segment reported adjusted operating income of $54 million in the current quarter, compared to $47 million in the year-ago quarter. Current quarter results benefited from more favorable life claims experience, accompanied by improved disability claims experience, but reflected a higher level of expenses primarily relating to legal and regulatory costs.

The Investment division reported adjusted operating income of $111 million in the fourth quarter of 2004, an increase of $55 million from $56 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $96 million for the current quarter, including a $46 million contribution to the segment’s results from the April 1, 2004 acquisition of CIGNA’s retirement business. The segment’s original retirement business reported adjusted operating income of $50 million for the current quarter compared to $55 million in the year-ago quarter, when results benefited from $9 million of investment prepayment income in our guaranteed products business. The Asset Management segment reported adjusted operating income of $90 million for the current quarter, an increase of $22 million from the year-ago quarter. Current quarter results included an estimated contribution of $11 million from management of assets associated with the acquired retirement business, and benefited from increased income from mortgage securitization activities.

Our Financial Advisory segment, which reflects the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003, reported a loss, on an adjusted operating income basis, of $75 million for the current quarter including an $83 million loss from retail securities brokerage. Our 38% share of the venture’s results, before transition costs, resulted in adjusted operating income of $54 million. However, current quarter results also include expenses of $70 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, as well as $67 million of transition costs. In the year-ago quarter, the Financial Advisory segment reported a loss, on an adjusted operating income basis, of $67 million.

The International Insurance and Investments division reported adjusted operating income of $253 million for the fourth quarter of 2004, an increase of $62 million from $191 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $219 million for the current quarter, compared to $222 million for the year-ago quarter. Adjusted

-more-

operating income from our international insurance operations other than Gibraltar Life was $126 million in the current quarter and $129 million in the year-ago quarter. A less favorable level of policy benefits and expenses in the current quarter, together with an $11 million charge from adjustments to our calculations of income on certain investments, offset the benefit of continued business growth in our Life Planner operations and a favorable impact of $4 million, versus the year-ago quarter, from currency exchange rates. The segment’s Gibraltar Life operations reported adjusted operating income of $93 million for the current quarter, unchanged from the year-ago quarter. A favorable impact of $4 million from foreign currency exchange rates, versus the year-ago quarter, reflected in Gibraltar Life’s current quarter results was essentially offset by current quarter expenses associated with cost reduction measures. The International Investments segment reported adjusted operating income of $34 million for the quarter, compared to a loss of $31 million in the year-ago quarter which included a $34 million charge to write off a receivable related to an investment. The February 2004 acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd., a Korean asset management firm, added $18 million to current quarter results. This benefit was accompanied by more favorable results from the segment’s other operations.

Corporate and Other operations resulted in adjusted operating income of $18 million in the fourth quarter of 2004, compared to $42 million in the year-ago quarter. Adjusted operating income for the current quarter includes a $26 million charge for obligations retained under contractual settlements related to prior individual life sales practices remediation. Current quarter results also include a $13 million benefit from a new Medicare program. Under this program, the Federal government shares costs of the company’s prescription drug benefits provided to eligible retirees.

Assets under management amounted to $500 billion at December 31, 2004, compared to $414 billion a year earlier. The acquisition of the retirement business of CIGNA Corporation, on April 1, 2004, added $49 billion of assets under management during the second quarter. Our acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd. in February 2004 added $12 billion of mutual fund assets during the first quarter.

-more-

Net income of the Financial Services Businesses for the fourth quarter of 2004 amounted to $317 million, compared to $481 million in the year-ago quarter. Current quarter net income includes $158 million of net realized investment losses and related charges and adjustments, and losses of $57 million from divested businesses, in each case before income taxes. The net realized investment losses reflected fluctuations in value of hedging instruments covering our foreign currency risk, while the losses from divested businesses relate primarily to a goodwill impairment charge for the private client wealth management business in Europe and Asia. Net income for the fourth quarter also reflects pre-tax increases of $21 million in recorded asset values and $44 million in recorded liabilities pertaining to contracts, primarily in connection with the retirement business we acquired from CIGNA, for which such changes in value will ultimately inure to contractholders. These changes primarily represent interest-rate related mark-to-market adjustments and are excluded from adjusted operating income.

Net realized investment losses in the current quarter include $39 million of losses from impairments and sales of credit-impaired securities. At December 31, 2004, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $532 million, including $444 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $369 million at year-end 2003.

Net income of the Financial Services Businesses for the year-ago quarter included $29 million of net realized investment losses and related charges and adjustments, and income of $260 million from divested businesses, in each case before income taxes, as well as a loss of $22 million (net of related taxes) from discontinued operations.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

-more-

The Closed Block Business reported fourth quarter 2004 net income of $261 million, compared to $94 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $393 million for the fourth quarter of 2004 and $143 million for the year-ago quarter. Current quarter results reflected a decrease in policyholder dividends due to a reduction in the dividend scale. Closed Block Business results included net realized investment gains of $180 million in the current quarter and $152 million in the year-ago quarter.

For the year ended December 31, 2004, the Closed Block Business reported net income of $582 million, compared to $239 million for 2003.

The Closed Block Business reported income from operations before income taxes of $915 million for 2004 and $370 million for 2003.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $578 million for the fourth quarter of 2004 and $575 million for the year-ago quarter, and reported net income of $2.256 billion for the year ended December 31, 2004 and $1.264 billion for 2003.

Share Repurchases and Issuance

During the fourth quarter of 2004, the company acquired 7.7 million shares of its Common Stock, at a total cost of $377 million. From the commencement of share repurchases in May 2002, through December 31, 2004, the company has acquired 87.6 million shares of its Common Stock at a total cost of $3.299 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

In November 2004 the company issued 20.3 million shares of Common Stock to settle the purchase contracts associated with the equity security units issued in connection with its initial

-more-

public offering. Excluding the impact of other changes, such as share repurchases, average shares used to compute Common Stock earnings per share for the fourth quarter of 2004 increased by approximately 8 million as a result of these shares being outstanding for about half of the quarter. Similarly, average shares outstanding in the first quarter of 2005 will reflect such shares as outstanding for the entire quarter, thus increasing average shares by an additional 7 million.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the sixth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance of financial markets and interest rate fluctuations; (2) domestic or international military or terrorist activities or conflicts; (3) volatility in the securities markets; (4) fluctuations in foreign currency exchange rates and foreign securities markets; (5) regulatory or legislative changes, including changes in tax law; (6) changes in statutory or U.S. GAAP accounting principles, practices or policies; (7) discrepancies between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates, or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) reestimates of our reserves for future policy benefits and claims; (9) changes in our assumptions related to deferred policy acquisition costs; (10) events resulting in catastrophic loss of life; (11) investment losses

-more-

and defaults; (12) changes in our claims-paying or credit ratings; (13) competition in our product lines and for personnel; (14) economic, political, currency and other risks relating to our international operations; (15) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (16) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business; (17) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities; and (18) the effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

As indicated above, our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately inure to contracthholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains/losses or recorded changes in asset and liability values that will ultimately inure to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

-more-

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2003, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, February 9, 2005, at 11 a.m. ET, to discuss with the investment community the company’s fourth quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4479 (domestic callers) or (651) 291-5254 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on February 9, through February 16, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 765306.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,218	$2,042	$8,795	$7,918
Policy charges and fee income	625	553	2,360	2,001
Net investment income	1,413	1,223	5,384	4,935
Commissions, investment management fees, and other income	988	686	3,446	3,254

Total revenues	5,244	4,504	19,985	18,108

Benefits and expenses:
Insurance and annuity benefits	2,236	2,171	8,935	8,284
Interest credited to policyholders’ account balances	594	428	2,183	1,691
Interest expense	103	57	296	200
Other expenses	1,632	1,353	6,064	5,959

Total benefits and expenses	4,565	4,009	17,478	16,134

Adjusted operating income before income taxes	679	495	2,507	1,974
Income taxes, applicable to adjusted operating income	195	164	676	645

Financial Services Businesses after-tax adjusted operating income (1)	484	331	1,831	1,329

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	(158)	(29)	24	(199)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	21	—	(43)	—
Change in experience-rated contractholder liabilities due to asset value changes	(44)	—	(11)	—
Divested businesses	(57)	260	(105)	(166)

Total items excluded from adjusted operating income before income taxes	(238)	231	(135)	(365)
Income taxes, applicable to items excluded from adjusted operating income	(70)	59	(54)	(119)

Total items excluded from adjusted operating income, after income taxes	(168)	172	(81)	(246)

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	316	503	1,750	1,083
Income (loss) from discontinued operations, net of taxes	1	(22)	(18)	(58)
Extraordinary gain on acquisition, net of taxes	—	—	21	—
Cumulative effect of accounting change, net of taxes	—	—	(79)	—

Net income of Financial Services Businesses	$317	$481	$1,674	$1,025

Direct equity adjustment for earnings per share calculation (2)	20	15	84	60

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$337	$496	$1,758	$1,085

Based on after-tax adjusted operating income	$504	$346	$1,915	$1,389

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$0.96	$0.64	$3.61	$2.53
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	(0.30)	(0.05)	0.04	(0.36)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.04	—	(0.08)	—
Change in experience-rated contractholder liabilities due to asset value changes	(0.08)	—	(0.02)	—
Divested businesses	(0.11)	0.48	(0.20)	(0.30)

Total items excluded from adjusted operating income, before income taxes	(0.45)	0.43	(0.26)	(0.66)
Income taxes, applicable to items excluded from adjusted operating income	(0.13)	0.11	(0.10)	(0.21)

Total items excluded from adjusted operating income, after income taxes	(0.32)	0.32	(0.16)	(0.45)

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	0.64	0.96	3.45	2.08
Income (loss) from discontinued operations, net of taxes	—	(0.04)	(0.03)	(0.10)
Extraordinary gain on acquisition, net of taxes	—	—	0.04	—
Cumulative effect of accounting change, net of taxes	—	—	(0.15)	—

Net income of Financial Services Businesses	$0.64	$0.92	$3.31	$1.98

Weighted average number of outstanding Common shares (diluted basis)	527.3	541.9	531.2	548.4

Financial Services Businesses Attributed Equity (as of end of period):

Total attributed equity	$21,149	$20,340
Per share of Common Stock - diluted	39.79	37.61

Attributed equity excluding unrealized gains and losses on investments	$19,561	$18,440
Per share of Common Stock - diluted	36.80	34.10

Number of diluted shares at end of period	531.5	540.8

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$243	$159	$817	$619
Group Insurance	54	47	174	169

Total Insurance Division	297	206	991	788

Asset Management	90	68	266	208
Financial Advisory	(75)	(67)	(245)	(111)
Retirement	96	55	334	192

Total Investment Division	111	56	355	289

International Insurance	219	222	917	819
International Investments	34	(31)	86	(10)
Total International Insurance and Investments Division	253	191	1,003	809

Corporate and other operations	18	42	158	88

Financial Services Businesses adjusted operating income before income taxes	679	495	2,507	1,974

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	(158)	(29)	24	(199)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	21	—	(43)	—
Change in experience-rated contractholder liabilities due to asset value changes	(44)	—	(11)	—
Divested businesses	(57)	260	(105)	(166)

Total items excluded from adjusted operating income before income taxes	(238)	231	(135)	(365)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change - Financial Services Businesses	$441	$726	$2,372	$1,609

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$19	$27	$97	$99
Universal life	59	54	178	132
Term life	28	29	116	110

Total excluding corporate-owned life insurance	106	110	391	341
Corporate-owned life insurance	3	1	14	21

Total	$109	$111	$405	$362

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,357	$1,581	$6,338	$4,665

Net sales (redemptions)	$(31)	$324	$923	$808

Total account value at end of period	$51,297	$47,463

Group Insurance New Annualized Premiums (4):
Group life	$42	$72	$237	$225
Group disability	18	24	161	144

Total	$60	$96	$398	$369

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$66.0	$81.2
Institutional customers	119.2	94.8
General account	152.7	127.8

Total Investment Management and Advisory Services	$337.9	$303.8

Mutual Funds and Wrap-Fee Products:

Mutual Funds and Wrap-Fee Products Sales:

Gross sales, other than money market	$5,172	$2,370	$15,112	$10,022

Net sales (redemptions), other than money market	$714	$(376)	$1,698	$(686)

Assets at end of period:
Mutual funds, excluding money markets	$26,994	$27,084
Money markets	3,692	19,700
Wrap-fee products	41,254	19,833
Other managed accounts	—	807

Total	$71,940	$67,424

Retirement Segment Sales:
Defined Contribution:
Gross sales	$2,736	$791	$8,890	$5,179

Net sales (withdrawals)	$(589)	$(69)	$(1,531)	$1,798

Guaranteed Products:
Gross sales	$2,233	$1,088	$6,114	$3,256

Net sales (withdrawals)	$288	$185	$(1,107)	$(757)

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$260	$241	$945	$904

Constant exchange rate basis	$257	$246	$945	$962

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Closed Block Business Data:

Income Statement Data:
Revenues	$2,196	$2,123	$8,231	$7,982
Benefits and expenses	1,803	1,980	7,316	7,612

Income from operations before income taxes	393	143	915	370
Income taxes	132	49	333	131

Closed Block Business net income	$261	$94	$582	$239

Direct equity adjustment for earnings per share calculation (2)	(20)	(15)	(84)	(60)

Earnings available to holders of Class B Stock after direct equity adjustment	$241	$79	$498	$179

Net income per share of Class B Stock	$120.50	$39.50	$249.00	$89.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):

Total attributed equity	$1,135	$952
Per Share of Class B Stock	567.50	476.00

Attributed equity excluding unrealized gains and losses on investments	$762	$278
Per Share of Class B Stock	381.00	139.00

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$7,355	$7,121	$28,348	$27,888
Benefits and expenses	6,521	6,252	25,061	25,909

Income from operations before income taxes	834	869	3,287	1,979
Income taxes	257	272	955	657

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	577	597	2,332	1,322
Income (loss) from discontinued operations, net of taxes	1	(22)	(18)	(58)
Extraordinary gain on acquisition, net of taxes	—	—	21	—
Cumulative effect of accounting change, net of taxes	—	—	(79)	—

Consolidated net income	$578	$575	$2,256	$1,264

Net income:
Financial Services Businesses	$317	$481	$1,674	$1,025
Closed Block Business	261	94	582	239

Consolidated net income	$578	$575	$2,256	$1,264

Assets and Asset Management Information (in billions, as of end of period)

Total assets	$401.1	$321.3
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$337.9	$303.8
Non-proprietary assets under management	44.8	22.7

Total managed by Investment Division	382.7	326.5
Managed by International Insurance and Investments Division	77.7	53.9
Managed by Insurance Division	39.1	33.9

Total assets under management	499.5	414.3
Client assets under administration	82.2	50.4

Total assets under management and administration	$581.7	$464.7

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; cumulative effect of accounting change; extraordinary gain on acquisition; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well.

Adjusted operating income does not equate to “Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income should not be viewed as a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.
(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.
(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.
(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2004.